Exhibit 99.1
Press Release
For Immediate Release
Contact: Claire S. Bean, Executive Vice President and Chief Financial Officer
1-508-520-8002
Benjamin Franklin Bancorp Reports Results for Third Quarter of 2007; Declares Quarterly Dividend
FRANKLIN, MASSACHUSETTS (October 25, 2007): Benjamin Franklin Bancorp, Inc. (the “Company” or “Benjamin Franklin”) (Nasdaq: BFBC), the bank holding company for Benjamin Franklin Bank (the “Bank”), today reported net income of $1.1 million, or $.14 per share (basic and diluted), for the quarter ended September 30, 2007. In the comparable 2006 quarter, the Company earned $1.2 million or $.15 per share (basic and diluted). For the nine months ended September 30, 2007, the Company earned $2.5 million, or $.32 per share (basic and diluted) compared to $3.7 million, or $.46 per share (basic and diluted) in the comparable 2006 period.
The Company also today announced that its Board of Directors declared a quarterly cash dividend of $.06 per common share. This dividend will be payable on November 22, 2007 to stockholders of record as of November 8, 2007.
Thomas R. Venables, President and CEO, noted: “We have invested significantly in people, branches, products and systems over the past two years in order to grow our commercial business. The results in 2007 have been very encouraging, as core deposits and commercial credits are each up 10% since the end of 2006, in the face of a challenging rate environment. Earnings have also responded, increasing over the first and second quarters of 2007 by 81% and 29%, respectively. We are committed to developing the full potential of these investments, while maintaining our focus on asset quality and achieving improvements in efficiency.”
Commercial loan growth has continued steadily through the first nine months of 2007, amounting to $34.2 million, an increase of 10.4% compared to year end 2006. This growth was achieved despite significant payoffs and pay-downs, most notably in the Bank’s construction loan portfolio, which has declined by $8.2 million or 11.9% since December 31, 2006. Growth in the Company’s commercial business loan portfolio (which includes owner-occupied commercial real estate loans), was robust, increasing by $37.8 million or 37.4% since year end 2006. Residential mortgage loans outstanding (excluding loans held for sale) decreased by $19.3 million or 9.1% during the first nine months of 2007. Most new residential loan originations are fixed rate loans, which the Company sells in the secondary market.
The Bank’s focus on attracting and retaining core deposit accounts has produced favorable results year to date. As of September 30, 2007, core accounts (savings, money market, demand and NOW accounts) increased in the aggregate by $31.3 million, or 9.6%, compared to year end 2006, aided by increased sales resources and new product offerings. Core deposit growth was offset by a $36.7 million, or 11.9%, decrease in time deposits during the nine-month period, as the Bank cut back its premium-rate promotional certificate offerings.
The Company’s borrowed funds increased by $1.0 million, or less than 1.0%, to a total of $160.0 million at September 30, 2007, compared to December 31, 2006. Of that amount, the Company intends to repay $9.0 million in subordinated debt (trust preferred securities) on November 15, 2007. That debt currently bears a rate of 6.94%, and will likely be replaced by a combination of new deposits and additional borrowings from the Federal Home Loan Bank of Boston.
During the third quarter of 2007, the Company repurchased 162,350 shares of its stock at an average price of $13.42 per share. Through September 30, 2007, the total repurchased under the Company’s November, 2006 repurchase plan was 326,200, at an average price of $14.19 per share. The original plan authorized the repurchase of up to 412,490 shares.
The ratio of non-performing assets to total assets at September 30, 2007 was .38%, compared to .40% at the prior quarter-end and .17% at year end 2006. The allowance for loan losses as a percent of loans was .97% at September 30, 2007, compared to .90% at December 31, 2006. While the housing market in Massachusetts has softened in 2006 and 2007, recent data on home sales and median sales prices has been encouraging. Statewide, in the third quarter of 2007, single family home sales and median sales prices increased by .4% and .9%, respectively, compared to the third quarter of 2006 (source: Massachusetts Association of Realtors). Average delinquency in the loan portfolio has increased modestly in 2007 compared to 2006 (an average of 1.19% of total loans were more than 30 days past due for the first nine months of 2007 vs. 0.99% for the 2006 year), but remains low as of September 30, 2007 at .78% of total loans outstanding.
Non-interest income increased by $341,000 or 19.6% compared to the third quarter of 2006. The increase was principally due to increased residential mortgage loan sale gains, commercial loan prepayment penalties, a gain on sale of bank-owned premises (related to the sale/leaseback of six branches in 2006) and a gain on trading assets. In the third quarter of 2007, the Bank designated a newly purchased $15 million short-term money market mutual fund as a trading asset, and as a result, the Company is recording market value changes in this mutual fund investment through its statement of income (a $138,000 gain in the third quarter).
While the Company’s net interest rate spread was virtually unchanged, at 2.38% for the quarter (compared to 2.37% in the third quarter of 2006), the quarterly net interest margin (“NIM”) declined 12 basis points to 2.93% from the year-earlier period. Comparing the third quarter of 2007 with the comparable 2006 quarter, the average balance of interest-bearing liabilities increased by $19.3 million more than the average for earning assets. This is due primarily to the fact that the $15 million mutual fund purchase in the third quarter of 2007 is not included in earning assets since gains/losses on this trading asset are recorded in non-interest income and are not reflected in the Company’s NIM. The Bank’s ATM cash asset is treated similarly: fees earned on cash provided to independent ATM owners are recorded in non-interest income instead of in the net interest margin. In total, ATM cash and trading assets at September 30, 2007 represented $58.7 million in assets requiring funding, for which no corresponding income was reflected in interest income. Had income (and corresponding average balances) earned on those two assets been included in the Company’s NIM calculation in the third quarter of 2007 and 2006, the NIM would have been 3.11% and 3.31%, respectively.
The Company’s operating expenses increased by $519,000 or 9.1% in the third quarter of 2007, compared to the third quarter of 2006. The largest contributor to this change is a $568,000 increase in salaries and benefits, due primarily to increases in commercial and retail business development staff, the costs of staffing two new branch locations, and increases in retirement costs and health benefits. Also contributing was an increase of $182,000 in occupancy costs, due primarily to the onset of rental expense in the sale/leaseback transaction and two new branch locations. Offsetting these increases, in part, were savings realized in ATM cash operating costs ($95,000), professional fees ($53,000), marketing costs ($55,000), and intangible asset amortization ($57,000).
Expenses associated with new branch openings and other business development initiatives may continue to adversely affect the Company’s profits in 2007/2008, since many of these require more than one year to achieve breakeven.
Certain statements herein constitute “forward-looking statements” and actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Benjamin Franklin Bancorp is engaged and changes in the securities market. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

BENJAMIN FRANKLIN BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	September 30,	December 31,
	2007	2006
ASSETS	(Unaudited)	(Audited)

Cash and due from banks	$15,502	$16,115
Cash supplied to ATM customers	43,523	39,732
Short-term investments	11,534	16,748

Total cash and cash equivalents	70,559	72,595

Securities available for sale, at fair value	153,750	126,982
Securities held to maturity, at amortized cost	—	31
Restricted equity securities, at cost	11,399	10,951

Total securities	165,149	137,964

Loans
Residential real estate	193,603	212,910
Commercial real estate	163,929	159,322
Construction	60,696	68,877
Commercial business	138,811	101,055
Consumer	40,850	39,656

Total loans, gross	597,889	581,820
Allowance for loan losses	(5,798)	(5,781)

Loans, net	592,091	576,039

Trading assets	15,138	—
Loans held for sale, net	—	63,730
Premises and equipment, net	5,571	5,202
Accrued interest receivable	3,667	3,480
Bank-owned life insurance	10,598	10,298
Goodwill	33,763	33,763
Other intangible assets	2,658	3,069
Other assets	7,896	7,538

	$907,090	$913,678

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits:
Regular savings accounts	$79,524	$81,569
Money market accounts	109,894	93,988
NOW accounts	49,595	28,606
Demand deposit accounts	117,404	120,966
Time deposit accounts	271,338	308,050

Total deposits	627,755	633,179

Short-term borrowings	1,150	10,000
Long-term debt	158,836	148,969
Deferred gain on sale of premises	3,594	3,783
Other liabilities	8,690	8,342

Total liabilities	800,025	804,273

Common stock, no par value; 75,000,000 shares authorized; 8,141,937 shares issued and 7,971,217 shares outstanding at September 30, 2007; 8,468,137 shares issued and 8,249,802 shares outstanding at December 31, 2006	—	—
Additional paid-in capital	78,863	82,909
Retained earnings	37,773	36,634
Unearned compensation	(7,312)	(7,938)
Accumulated other comprehensive loss	(2,259)	(2,200)

Total stockholders’ equity	107,065	109,405

	$907,090	$913,678

BENJAMIN FRANKLIN BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Interest and dividend income:
Loans, including fees	$9,856	$9,620	$29,273	$27,698
Debt securities	1,904	1,396	5,543	4,035
Dividends	180	245	512	388
Short-term investments	141	134	644	536

Total interest and dividend income	12,081	11,395	35,972	32,657
Interest expense:
Interest on deposits	4,367	3,691	12,832	10,328
Interest on borrowings	1,948	1,719	5,496	4,518

Total interest expense	6,315	5,410	18,328	14,846

Net interest income	5,766	5,985	17,644	17,811
Provision for loan losses	65	200	211	327

Net interest income, after provision for loan losses	5,701	5,785	17,433	17,484

Other income:
ATM servicing fees	663	867	1,982	2,245
Deposit service fees	385	375	1,093	1,044
Loan servicing fees	297	106	770	382
Gain on sale of loans, net	217	110	514	249
Gain on sale of securities	—	10	—	10
Security impairment writedown	—	—	—	(35)
Gain on sale of bank-owned premises, net	63	—	377	—
Gain on trading assets	138	—	138	—
Gain on sale of CSSI customer list	—	—	100	—
Income from bank-owned life insurance	105	99	300	250
Miscellaneous	211	171	571	581

Total other income	2,079	1,738	5,845	4,726

Operating expenses:
Salaries and employee benefits	3,631	3,063	11,073	8,509
Occupancy and equipment	844	662	2,587	1,970
Data processing	601	512	1,803	1,413
Professional fees	179	232	651	965
Marketing and advertising	159	214	488	525
Amortization of intangible assets	197	254	619	832
Other general and administrative	631	786	2,498	2,228

Total operating expenses	6,242	5,723	19,719	16,442

Income before income taxes	1,538	1,800	3,559	5,768
Provision for income taxes	467	632	1,067	2,073

Net income	$1,071	$1,168	$2,492	$3,695

Weighted-average shares outstanding:
Basic	7,622,441	7,931,455	7,700,171	7,996,242
Diluted	7,666,939	7,937,021	7,736,356	7,998,098

Earnings per share:
Basic	$0.14	$0.15	$0.32	$0.46
Diluted	$0.14	$0.15	$0.32	$0.46

BENJAMIN FRANKLIN BANCORP, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS AND OTHER DATA
(Dollars in thousands, except share and per share data)

	At or For the Three Months		At or For the Nine Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Financial Highlights:
Net interest income	$5,766	$5,985	$17,644	$17,811
Net income	$1,071	$1,168	$2,492	$3,695
Weighted average shares outstanding:
Basic	7,622,441	7,931,455	7,700,171	7,996,242
Diluted	7,666,939	7,937,021	7,736,356	7,998,098
Earnings per share:
Basic	$0.14	$0.15	$0.32	$0.46
Diluted	$0.14	$0.15	$0.32	$0.46
Shareholders’ equity — end of period	$107,065	$108,371
Book value per share — end of period	$13.43	$13.88
Tangible book value per share — end of period	$8.86	$9.13

Ratios and Other Information:
Return on average assets	0.47%	0.52%	0.37%	0.56%
Return on average equity	3.95%	4.25%	3.06%	4.54%
Net interest rate spread (1)	2.38%	2.37%	2.36%	2.52%
Net interest margin (2)	2.93%	3.05%	2.99%	3.08%
Efficiency ratio (3)	77.06%	70.91%	82.32%	69.19%
Non-interest expense to average total assets	2.73%	2.54%	2.92%	2.48%
Average interest-earning assets to average interest-bearing liabilities	116.58%	120.10%	118.89%	120.44%

At period end:
Non-performing assets to total assets	0.38%	0.21%
Non-performing loans to total loans	0.54%	0.29%
Allowance for loan losses to total loans	0.97%	0.93%

Equity to total assets	11.80%	12.01%
Tier 1 leverage capital ratio	9.38%	9.62%
Total risk-based capital ratio	13.88%	14.46%

Number of full service offices	11	10

(1)	The net interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.

(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.

(3)	The efficiency ratio represents non-interest expense minus expenses related to the amortization of intangible assets, divided by the sum of net interest income (before the loan loss provision) plus non-interest income (excluding nonrecurring net gains (losses) on sale of bank assets).

BENJAMIN FRANKLIN BANCORP, INC. AND SUBSIDIARY
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (Unaudited)

	Three Months Ended September 30,
	2007			2006
	Average			Average
	Outstanding			Outstanding
	Balance	Interest	Yield/Rate(1)	Balance	Interest	Yield/Rate(1)

Interest-earning assets:
Loans	$599,107	$9,856	6.48%	$633,064	$9,620	6.00%
Securities	165,391	2,084	5.04%	136,104	1,641	4.10%
Short-term investments	17,089	141	3.24%	10,562	134	4.96%

Total interest-earning assets	781,587	12,081	6.11%	779,730	11,395	5.66%
Non-interest-earning assets	126,353			113,101

Total assets	$907,940			$892,831

Interest-bearing liabilities:
Savings accounts	$80,416	100	0.50%	$90,143	113	0.50%
Money market accounts	111,259	798	2.85%	94,712	502	2.10%
NOW accounts	46,876	314	2.66%	25,941	9	0.15%
Certificates of deposit	275,601	3,155	4.54%	290,595	3,067	4.19%

Total deposits	514,152	4,367	3.37%	501,391	3,691	2.92%
Borrowings	156,256	1,948	4.88%	147,866	1,719	4.55%

Total interest-bearing liabilities	670,408	6,315	3.72%	649,257	5,410	3.29%
Non-interest bearing liabilities	129,842			134,481

Total liabilities	800,250			783,738
Equity	107,690			109,093

Total liabilities and equity	$907,940			$892,831

Net interest income		$5,766			$5,985

Net interest rate spread (2)			2.38%			2.37%
Net interest-earning assets (3)	$111,179			$130,473

Net interest margin (4)			2.93%			3.05%
Average interest-earning assets to interest-bearing liabilities			116.58%			120.10%

(1)	Yields and rates for the three months ended September 30, 2007 and 2006 are annualized.

(2)	Net interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities.

(3)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

BENJAMIN FRANKLIN BANCORP, INC. AND SUBSIDIARY
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (Unaudited)

	Nine Months Ended September 30,
	2007			2006
	Average			Average
	Outstanding			Outstanding
	Balance	Interest	Yield/Rate(1)	Balance	Interest	Yield/Rate(1)

Interest-earning assets:
Loans	$609,710	$29,273	6.36%	$621,074	$27,698	5.91%
Securities	161,963	6,055	4.99%	137,547	4,423	4.29%
Short-term investments	17,428	644	4.88%	15,221	536	4.64%

Total interest-earning assets	789,101	35,972	6.04%	773,842	32,657	5.60%
Non-interest-earning assets	114,858			113,255

Total assets	$903,959			$887,097

Interest-bearing liabilities:
Savings accounts	$82,338	306	0.50%	$93,835	352	0.50%
Money market accounts	106,243	2,167	2.73%	103,106	1,728	2.24%
NOW accounts	37,935	621	2.19%	27,111	30	0.15%
Certificates of deposit	285,655	9,738	4.56%	281,552	8,218	3.90%

Total deposits	512,171	12,832	3.35%	505,604	10,328	2.73%
Borrowings	151,535	5,496	4.78%	136,892	4,518	4.35%

Total interest-bearing liabilities	663,706	18,328	3.68%	642,496	14,846	3.08%
Non-interest bearing liabilities	131,359			135,763

Total liabilities	795,065			778,259
Equity	108,894			108,838

Total liabilities and equity	$903,959			$887,097

Net interest income		$17,644			$17,811

Net interest rate spread (2)			2.36%			2.52%
Net interest-earning assets (3)	$125,395			$131,346

Net interest margin (4)			2.99%			3.08%
Average interest-earning assets to interest-bearing liabilities			118.89%			120.44%

(1)	Yields and rates for the nine months ended September 30, 2007 and 2006 are annualized.

(2)	Net interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities.

(3)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

Reconciliation of Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude significant gains or losses that are expected to be non-recurring and to exclude the effects of amortization of intangible assets (in the case of the efficiency ratio). Because these items and their impact on the Company’s performance are difficult to predict, management believes that presentations of financial measures excluding the impact of these items provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
Efficiency ratio based on GAAP numbers	79.57%	74.10%	83.95%	72.96%
Effect of amortization of intangible assets	(2.51)	(3.30)	(2.69)	(3.70)
Effect of net gain/(loss/write-down) on non-recurring sales of bank assets	—	.11	1.04	(.07)

Efficiency ratio — Reported	77.06%	70.91%	82.32%	69.19%